                                                             Exhibit 99.1

                                  NEWS RELEASE

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15301 W. 109th Street, Lenexa, KS  66219  Phone: 913-647-0158 Fax:  913-647-0132
investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

Contact: Karl B. Gemperli
         (913) 647-0158, Phone
         (913) 647-0132, Fax
         investorrelations@elecsyscorp.com

ELECSYS CORPORATION REPORTS FOURTH QUARTER AND YEAR END FINANCIAL RESULTS

Lenexa, Kansas (July 29, 2005) - Elecsys Corporation (AMEX: ASY), today announced its financial results for the three-months and fiscal year ended April
30, 2005.

Results for the fourth quarter ended April 30, 2005:
         Sales for the fourth quarter ended April 30, 2005 were approximately
$2,985,000, an increase of $480,000, or 19%, from sales of $2,505,000 for the same period in fiscal 2004. The increase was primarily the result of increases in shipments to electronic assembly customers from bookings during the fiscal year and sales at the NTG, Inc. subsidiary, which totaled $67,000 for the period. We expect sales volumes at our DCI, Inc. subsidiary to continue to increase slightly in the next few quarters of fiscal 2006 as a result of scheduled shipments to customers currently recorded in our backlog. Backlog represents purchase orders in place from our customers that are scheduled for shipment in future periods. Sales at NTG are expected to grow over the next few quarters as development of new products proceeds and marketing efforts continue.
         Total backlog at April 30, 2005 was approximately $6,806,000, an increase of $2,656,000, or 64%, from a total backlog of $4,150,000 on April 30,
2004 and an increase of $535,000, or 9%, from a total backlog of $6,271,000 on
January 31, 2005.
         Gross margin was $908,000, or 30% of sales for the three-month period ended April 30, 2005, as compared to $853,000, or 34% of sales for the three-month period ended April 30, 2004. The decrease in gross margin for the current period reflected a change in the product mix from the previous comparable period. We expect that gross margins over the next few quarters will decrease from the percentage achieved during this quarter, but should continue near the historical margins of 25%-30%.
         Operating expenses for the three-month period ended April 30, 2005 were
$758,000, an increase of $192,000, or 34%, from the same period in fiscal 2004 when expenses totaled $566,000. This increase was primarily due to the additional SG&A expenses incurred by NTG along with some additional personnel expenses at DCI. Operating expenses are expected to continue near the current levels over the next few quarters as we continue to invest in NTG product development and sales and the Company continues its efforts to control and minimize corporate expenditures and manage operating costs.
         Operating income for the three-month period ending April 30, 2005 was
$150,000, as compared to operating income of $287,000 for the comparable period in the prior fiscal year.

         Net income was $128,000, or $0.04 per fully diluted share, for the quarter, as compared to net income of $248,000, or $0.09 per fully diluted share, for the comparable period of the prior year.

Results for the fiscal year ended April 30, 2005:
         Sales for the year ended April 30, 2005 were $12,307,000, an increase of $1,695,000, or 16%, from $10,612,000 in fiscal 2004. The increase was primarily the result of increases in new and existing customer orders at DCI in the electronic assembly, LCD production and LCD resale product lines. These product lines had sales increases of approximately $3,175,000, or 39%, as compared to fiscal 2004. These increases were partially offset by a decrease of approximately $1,462,000 in sales in the LCD hybrids product line that was the result of the permanent decision, made during the third fiscal quarter of 2004, by one of our largest former customers to move the manufacture of its product to the offshore production facility used by its parent company. Sales to this customer totaled approximately $1,401,000 for the fiscal year ended April 30,
2004, which represented the final shipments to this customer. Sales volumes at
NTG were $182,000 for the fiscal year, which also contributed to the overall increase in sales shown in the consolidated financial results.
         Gross margin for the year ended April 30, 2005 was 29.7%, or
$3,656,000, compared to 28.0%, or $2,973,000, for the year ended April 30, 2004.
The increase in gross margin dollars of approximately $683,000 and gross margin percentage of 1.7% is primarily the result of product mix and increased sales volumes in the electronic assembly, LCD production and LCD resale product lines.
         Operating expenses for the fiscal year were $2,814,000. In the previous fiscal year, operating expenses totaled approximately $2,767,000. This slight increase in operating expenses was mainly due to the acquisition of NTG during the year offset by decreases in corporate expenses and a decrease in DCI's personnel costs, office and second facility expenses.
         Operating income for the fiscal year ended April 30, 2005 was $842,000 as compared to operating income of $206,000 for the prior fiscal year.
         Net income for fiscal year 2005 was $699,000, or $0.23 per diluted share, and included the $19,000 impairment of the original investment in NTG,
LLC as a result of the acquisition in the fiscal third quarter. For the prior fiscal year ended April 30, 2004, the Company posted net income of $23,000, or
$0.01 per diluted share.

         Karl B. Gemperli, Chief Executive Officer, commented, "We are pleased to report the results of a successful fiscal year. Our improved bottom-line performance and operating margins resulted from both strong sales and efficient operations. Our focused business strategy yielded increased bookings, revenues and profitability while our backlog increased by 64% over the level of last year. Our specialized capabilities and customer service commitment continue to provide fresh business opportunities and a solid platform for continued growth.
We continued to invest in product and market development at our NTG subsidiary, and expect shipments of remote monitoring products to the energy infrastructure industry to increase as a result. Our year to year improvement in bottom-line performance is a direct reflection on the abilities and dedication of our people."

         Gemperli continued, "Based on orders in backlog, new business opportunities, and planned product releases at NTG, we expect to resume our top-line growth during the coming quarters. Although profits at NTG during the first half of the coming year may be negatively

impacted by its development  expenses, we expect NTG to contribute positively to earnings  for the  fiscal  year.  As a result,  we expect  that our  bottom-line performance will resume its upward trend in the coming fiscal year."

Elecsys Corporation is a publicly traded holding company with two wholly owned subsidiaries, DCI, Inc. and NTG, Inc. DCI designs, manufactures, and integrates custom electronic interface solutions for original equipment manufacturers in the medical, aerospace, communications, industrial product, and other industries. DCI has specialized capabilities to design and efficiently manufacture custom electronic assemblies which integrate a variety of interface technologies, such as custom liquid crystal displays, light emitting diode displays, and keypads, with circuit boards and other electronic components. NTG designs, markets, and provides remote monitoring solutions for the gas and oil pipeline industry as well as other industries requiring remote monitoring solutions. For more information, visit our website at www.elecsyscorp.com.

Safe-Harbor statement: The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-KSB for the year ended April 30, 2005. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

                      Elecsys Corporation and Subsidiaries
                      Consolidated Statements of Operations
                      (In thousands, except per share data)
                                   (Unaudited)

                                                        Three Months Ended                    Years Ended
                                                              April 30,                        April 30,
                                                       2005             2004             2005             2004
                                                       ----             ----             ----             ----
Sales                                                    $2,985           $2,505          $12,307           $10,612
Cost of products sold                                     2,077            1,652            8,651             7,639
                                                   -------------    -------------    -------------    --------------
Gross margin                                                908              853            3,656             2,973

Selling, general and administrative
  expenses                                                  758              566            2,814             2,767
                                                   -------------    -------------    -------------    --------------

Operating income                                            150              287              842               206

Other income (expense):
  Interest expense                                         (22)             (46)            (135)             (226)
  Impairment of original investment
    in acquired subsidiary                                   --               --             (19)                --
  Other income, net                                          --               --                1                 4
                                                   -------------    -------------    -------------    --------------
Income (loss) before income
  taxes                                                     128              241              689              (16)
Income tax benefit (expense)                                 --                7               10                39
                                                   -------------    -------------    -------------    --------------

Net income (loss)                                          $128             $248             $699              $ 23
                                                   =============    =============    =============    ==============

Net income (loss) per share information:
  Basic                                                   $0.04            $0.09            $0.24             $0.01
  Diluted                                                 $0.04            $0.09            $0.23             $0.01

Weighted average common shares outstanding:
   Basic                                                  3,225            2,791            2,965             2,791
   Diluted                                                3,388            2,835            3,093             2,860